                                                                     EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF.

                                   ROXIO, INC.
                                 PROMISSORY NOTE

$30,000,000                                                     ___________,2000

1. PRINCIPAL AND INTEREST. Roxio, Inc. (the "COMPANY"), a Delaware corporation, for value received, hereby promises to pay to the order of Adaptec, Inc. or holder ("PAYEE") in lawful money of the United States at the principal office of the Company, the principal amount of Thirty Million Dollars ($30,000,000), together with simple interest at the Applicable Federal Rate per annum on the date of this Note. Accrued interest shall be payable in cash at the time the Company pays the principal amount of this Note. This Note is due and payable on demand, which may be made at any time after the earlier of ___________, 2001, or ten (10) business days after the closing of the Company's initial public offering of its common stock.

2. NO PAYMENT IF UNLAWFUL. Notwithstanding anything herein to the contrary, no payment hereunder shall be required at any time that such payment would be unlawful under any applicable law.

3. ATTORNEYS' FEES. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by Payee.

4. PREPAYMENT; TRANSFER This Note may be pre-paid by the Company at any time. This Note may be transferred only with the written consent of the Company.

5. ACCELERATION. This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws; or (ii) such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within 60 days after its commencement.

6. WAIVERS. Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.


                                        Roxio, Inc.



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                                       By:  William Christopher Gorog, President